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                                                                   Exhibit 10.17


                                   CREDIT AGREEMENT



                             dated as of October 16, 1997


                                       between



                        TECHNOLOGY FLAVORS & FRAGRANCES, INC.,
                                     as Borrower,

                                         and

                          THE CHASE MANHATTAN BANK, as Bank


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          THIS CREDIT AGREEMENT (the "Agreement") dated as of October 16, 1997, between TECHNOLOGY FLAVORS & FRAGRANCES, INC., a corporation organized under the laws of the State of Delaware (the "Borrower") and THE CHASE MANHATTAN BANK, a New York banking corporation (the "Bank").

          The Borrower desires the Bank to extend credit to the Borrower as provided herein, and the Bank is willing to extend such credit on the terms and conditions set forth herein. Accordingly, the Borrower and the Bank agree as follows:

                                      ARTICLE 1.
                            DEFINITIONS; ACCOUNTING TERMS.


          SECTION 1.1  DEFINITIONS.

          As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa).

          "Acquisition" means any transaction pursuant to which the Borrower or any of its Subsidiaries (a) acquires, or enters into an agreement to acquire, equity securities (or warrants, options or other rights to acquire such securities) of any Person which is not then a Subsidiary of such entities, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes, or enters into any agreement to make, any Person not then a Subsidiary of such entities, a Subsidiary of such entities, or causes any such Person to be merged into any such entities, or vice versa in any case pursuant to a merger, purchase of assets or reorganization providing for the delivery or issuance to the holders of such Person's then outstanding securities, in exchange for such securities, of cash or securities of any such entities, or a combination thereof, or (c) purchases, or enters into an agreement to purchase, all or substantially all of the business or assets of any Person. For purposes hereof, the term "Acquisition" shall not include the formation by the Borrower or any of its Subsidiaries of a new Subsidiary that does not involve any of the transactions referred to in the immediately preceding sentence.

          "Additional Costs" shall have the meaning given to such term in
Article 5 hereof.

          "Affiliate" means with respect to any Person, any other Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, such Person; (b) which directly or indirectly beneficially owns or holds 10% or more of any class of voting stock of such Person; (c) 10% or more of the voting stock or other voting interests of which is directly or indirectly beneficially owned or held by such Person; (d) which is a partnership in which such Person is a general partner, and (e) which is a limited liability company in which such Person is the manager. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.


                                          1
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          "Aggregate Outstandings" means, at a particular time, the aggregate outstanding principal amount of all Loans at such time.

          "Aggregate Revolving Credit Loans Outstanding" means, at a particular time, the aggregate outstanding principal amount of all Revolving Credit Loans at such time.

          "Agreement" means this Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

          "Alternate Base Rate" means, at the time of determination, the higher of (a) the Prime Rate or (b) the Federal Funds Effective Rate, plus a margin of 1/2 of 1% per annum.

          "Alternate Base Rate Loan" means any Loan when and to the extent that the interest rate therefor is determined on the basis of the Alternate Base Rate.

          "Amortization Date" means, with respect to any Term Loan, each date on which an installment of principal is due with respect to such Loan.

          "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City, provided that whenever such day relates to a LIBOR Loan or notice with respect to any LIBOR Loan, such term shall mean any such day on which dealings in Dollar deposits are also carried out in the London interbank market.

          "Borrowing Base" means, at any time, an amount equal to the sum of (i) eighty-five percent (85%) of the Eligible Receivables of the Borrower, (ii) fifty percent (50%) of Eligible Inventory of the Borrower, up to a maximum of $2,500,000 and (iii) fifty percent (50%) of Eligible Formulations of the Borrower. The percentage rates set forth in this definition are subject to change in the sole discretion of the Bank, to be exercised in a commercially reasonable manner, based upon the results of future collateral audits or otherwise; provided, however, that unless a Default or Event of Default has occurred and is continuing (in which case no notice shall be required) the Bank shall provide the Borrower with 30 days' prior written notice of any such change.

          "Borrowing Base Certificate" means a certificate signed by the chief executive officer or the chief financial officer of the Borrower in the form of Exhibit B annexed hereto with such changes as the Bank may require from time to time.

          "Capital Expenditures" means the sum of (a) expenditures for fixed assets or improvements, replacements, substitutions, or additions thereto which would be treated as capital expenditures in accordance with GAAP and (b) that portion of all payments with respect to Capital Leases which are required to be capitalized on the balance sheet of the lessee in accordance with GAAP.


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

          "Capital Lease" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

          "Change in Control" means any event which results in (i) any Person or group (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Mr. Philip Rosner owning 30% or more of the then outstanding voting securities of the Borrower, or (ii) Mr. Philip Rosner ceasing to hold a position as President or Chairman of the Board of Directors of the Borrower unless, in the event that Mr. Rosner ceases to hold such position as a result of his death or disability, the Borrower presents the Bank with a succession plan satisfactory to the Bank within 120 days of his death or disability.

          "Closing Date" means the date this Agreement has been executed by the Borrower and the Bank.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" means, with respect to the Borrower and each of the Guarantors other than the Canadian Guarantor, all personal property of such entity all as more fully described in the Security Agreement executed by such entity, and any and all products and proceeds of the foregoing and proceeds of refunds with respect to insurance on any of the foregoing.

          "Commitment Fee" means the fees payable by the Borrower to the Bank pursuant to Section 4.4 hereof.

          "Consolidated Debt Service Coverage Ratio" means, at the time of calculation the ratio of (i) Consolidated Net Income (calculated including extraordinary gains and extraordinary losses, if any) plus depreciation and amortization, on a consolidated basis, plus Consolidated Income Tax Expense plus Consolidated Interest Expense minus Consolidated Unfunded Capital Expenditures minus cash income taxes paid, on a consolidated basis minus cash Dividends paid on a consolidated basis to (ii) Consolidated Interest Expense plus installments of principal on all long term Indebtedness (including Subordinated Debt), on a consolidated basis, scheduled during the subsequent four quarters. With regard to the Indebtedness of the Borrower under this Agreement, provided that no Event of Default has occurred and is continuing, the denominator of the Debt Service Coverage Ratio will include no more than four quarters of scheduled principal payments.

          "Consolidated EBITDA" means, for any fiscal period, Consolidated Net Income of the Borrower and its Subsidiaries before provision for federal and state income taxes; plus (i) Consolidated Interest Expense plus (ii) depreciation and amortization, on a consolidated basis, all as determined as a rolling four quarters basis in accordance with GAAP.

          "Consolidated Funded Debt" means, on the date of determination, all outstanding Indebtedness of the Borrower and its Subsidiaries having original maturities of one year or more,


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including all current portions of such Indebtedness, all as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Income Tax Expense" means, for a particular period, the consolidated income tax expense of the Borrower and its Subsidiaries as reflected on the consolidated financial statements of the Borrower and its Subsidiaries for such period calculated in accordance with GAAP.

          "Consolidated Interest Expense" means, for a particular period, the consolidated interest expense of the Borrower and its Subsidiaries as reflected in the Borrower's consolidated financial statements for such period and calculated in accordance with GAAP and shall in any event include, without limitation, (i) amortization of debt discounts, (ii) amortization of all fees payable in connection with the incidence of Indebtedness to the extent included in interest expense, and (iii) that portion of any Capital Lease obligation allocable to interest expense.

          "Consolidated Net Income" means, for a particular period, the consolidated net income of the Borrower and its Subsidiaries for such period determined in accordance with GAAP.

          "Consolidated Subordinated Debt" means, at any time, all Subordinated Debt, as determined on a consolidated basis.

          "Consolidated Tangible Net Worth" means, at any particular date, the amount of excess of Consolidated Total Assets over Consolidated Total Liabilities which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, less all intangible assets, including, without limitation, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and developmental costs and training costs as at such date. "Consolidated Tangible Net Worth" shall include Formulations included on the consolidated balance sheet of the Borrower and its Subsidiaries on the date of determination (net of accumulated amortization).

          "Consolidated Total Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

          "Consolidated Total Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, less Subordinated Debt of the Borrower and its Subsidiaries as at such date.

          "Consolidated Unfunded Capital Expenditures" means, for the Borrower and its Subsidiaries, on a consolidated basis, Capital Expenditures less those Capital Expenditures funded by Indebtedness.


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

          "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

          "Default Rate" means, with respect to any Loan, a rate per annum equal to 2% above the rate of interest that would otherwise then be applicable to such Loan.

          "Dividends" means, with respect to any Person for any period, dividends paid by such Person.

          "Dollars" and the sign "$" mean lawful money of the United States of America.

          "Eligible Formulations" means those Formulations of the Borrower included in the balance sheet of the Borrower as to the date hereof together with such other Formulations as the Bank may agree in its sole discretion, to be exercised in a commercially reasonable manner, to add to the Borrowing Base from time to time. Notwithstanding the foregoing, as any Formulation is amortized on the books of the Borrower availability attributable to such Formulation shall also be reduced.

          "Eligible Inventory" shall mean the aggregate of the gross amount of the inventory of the Borrower located in the United States of America, that consists of raw materials and finished goods and shall not include the following items: work-in-process; any packaging materials and supplies; damaged or unsalable goods which are returned or rejected by customers of the Borrower; obsolete goods to be returned to the Borrower's suppliers; Inventory located at facilities where the Bank does not have a perfected security interest; capitalized costs in Inventory which are not included in "landed" costs; and obsolescence reserve in accordance with GAAP. If any inventory is moved to a location where the Bank's security interest therein becomes unperfected upon such move under applicable law, such Inventory shall not be Eligible Inventory
(a) until 91 days after the date on which the Bank's security interest therein has become perfected under applicable law and (b) such Inventory meets all of the other requirements set forth in this definition. Notwithstanding anything contained herein to the contrary, the maximum value of Eligible Inventory for purposes of calculating the Borrowing Base hereunder shall be $2,500,000.

          "Eligible Receivables" shall mean the aggregate of the gross amount of accounts receivable (i.e. determined in accordance with GAAP; hereinafter, "receivables," "accounts" or "accounts receivable") of the Borrower arising out of sales of Inventory in the ordinary course of the Borrower's business made by the Borrower which are not known to the Borrower to be in dispute or to be subject to defense, offset, counterclaim or adjustment and for which records are maintained at a location of the Borrower in the United States in a state where the Bank's lien upon or security interest in such assets has been perfected or recorded, and which are otherwise satisfactory to the Bank in its sole discretion to be exercised in a commercially reasonable manner; and further provided, however, that the following items shall not be deemed Eligible
Receivables: intercompany accounts (i.e., owing from any Affiliate of the Borrower); receivables resulting from consignment sales; receivables resulting from the sale of goods or services which have been returned, repossessed or rejected; credit balances; receivables that have remained

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unpaid for over 90 days from original invoice date (or 150 days from original invoice date in the case of receivables arising from account debtors located outside of the United States provided that such accounts are covered by insurance satisfactory to the Bank in its sole discretion to be exercised in a commercially reasonable manner); government accounts; deposit/prepayments; that portion of any receivable that constitutes an allowance or discount receivables arising from advanced billing; contra accounts; foreign accounts not covered by insurance (subject to receipt and satisfactory review by the Bank of such insurance policies); and amounts billed not shipped. Any receivables shall be ineligible upon the Borrower or the Bank becoming aware that the account debtor for such receivables has filed and there is pending a case for bankruptcy or reorganization under the Bankruptcy Code or any similar legislation or under any similar Canadian laws, or if any such case under the Bankruptcy Code or any similar legislation has been filed and is pending against such account debtor or if such account debtor has made and there is pending a general assignment for the benefit of creditors, or if the account debtor suspended business operations, becomes insolvent or has suffered or is suffering a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs or if the Bank, in its sole discretion to be exercised in a commercially reasonable manner, is not satisfied with the credit worthiness of the relevant account debtor. Any receivables payable by an account debtor shall be ineligible if (A)(i) any entity that controls or is controlled by that account debtor (any such entity being referred to as a "Debtor's Affiliate") has filed and there is pending a case for bankruptcy or reorganization under the Bankruptcy Code or any similar legislation, or (ii) any such case under the Bankruptcy Code or such similar laws has been filed and is pending against any such Debtor's Affiliate or (iii) any such Debtor's Affiliate has made or there is pending a general assignment for the benefit or creditors, or (iv) any such Debtor's Affiliate has failed, suspended business operations, become insolvent or has suffered or is suffering a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs. Any receivable shall also be ineligible if 50% or more of the aggregate accounts receivable owing from the relevant account debtor has remained unpaid for 90 days or more past original invoice date or, in the case of receivables owing from account debtors located outside of the United States only, for 150 days or more past original invoice date provided that such accounts are covered by insurance acceptable to the Bank. No more than 10% of Eligible Receivables shall be receivables owing to the Borrower from any account debtor except that up to 20% of Eligible Receivables may be owing to the Borrower from Clearly Canadian Beverage Corporation. The percentages set forth in the preceding sentence are subject to change in the sole discretion of the Bank, to be exercised in a commercially reasonable manner; provided, however, that unless a Default or Event of Default has occurred and is continuing (in which case no notice shall be required) the Bank shall provide the Borrower with 30 days' prior notice of any such change indicating in general terms the Bank's reasons for making such change.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic substances or Hazardous Substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

          "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

          "Event of Default" shall have the meaning given such term in Section
11.1 hereof.

          "Eurocurrency Reserve Requirements" means, with respect to each Interest Period for each LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a percentage and rounded upward, if necessary, to the nearest 1/100 of 1%) of reserve requirements current on the date two Banking Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other regulation of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and/or from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding maintained by a member bank of such system.

          "Facility Documents" means this Agreement, the Notes, the Security Agreements, the Guarantees, the financing statements executed in connection therewith, and all other agreements, documents and instruments executed by the Borrower or any Guarantor in connection herewith or therewith including, but not limited to, all documents and instruments executed by the Borrower or any Guarantor in favor of the Bank in connection with this Agreement and the Loans made hereunder.

          "Facility Fee" means the facility fee paid by the Borrower to the Bank pursuant to Section 4.5 hereof.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day, or, if such rate is not so published for any day which is a Banking Day, the average (rounded upwards; if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three independent Federal funds brokers of recognized standing selected by it.

          "Final Maturity Date" means the date on which all Loans hereunder have been paid in full and the Revolving Credit Commitment has terminated.

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          "Forfeiture Proceeding" means the commencement by any governmental authority of any action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign having jurisdiction over such entity which would result in the seizure or forfeiture of property having a value of $100,000 or more in any case or in the aggregate.

          "Formulations" means formulations of the Borrower included on the balance sheet of the Borrower.

          "GAAP" means generally accepted accounting principles and practices in the United States which are recognized as such by the American Institute of Certified Public Accountants.

          "Guarantees" means the guarantees to be delivered on the Closing Date to the Bank by each of the Guarantors and the guarantees to be delivered to the Bank from time to time hereafter by Persons that become Guarantors subsequent to the Closing Date, all in the form(s) attached hereto as Exhibit C.

          "Guarantors" means all now existing or hereafter created Subsidiaries of the Borrower, including, without limitation, each of the entities listed on
Schedule 7.9 hereto.

          "Hazardous Substance" or "Hazardous Substances" means any material, including, without limitation, raw, processed or waste by-product materials, which in itself or as found or used, is toxic, noxious or harmful to the health or safety of human life, regardless of whether such material be found on or below the surface of the ground, in any surface or underground water, or airborne in ambient air or in the air inside of any structure built or located upon or below the surface of the ground, or in any machinery, equipment or inventory located or used in any such structure, including, but in no event limited to, all hazardous materials, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined or classified as such under any Environmental Law, regardless of the quantity found, used, manufactured or removed from a given location.

          "Indebtedness" means, without duplication, with respect to any Person,
(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all payment obligations of such Person with respect to interest rate or currency protection agreements, (f) all obligations of such Person as an account party under any letter of credit or in respect of bankers' acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), (h) all guarantees of such Person and (i) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Final Maturity Date.

          "Interest Period" means the period commencing on the date of making, renewal or conversion of a Loan to a LIBOR Loan and expiring one, two or three months thereafter, as designated by the Borrower in the notice given to the Bank under Sections 2.4, 2.7(c) or 3.3 hereof, provided that:

                    (a) the initial Interest Period for any LIBOR Loan shall commence on the date of the making of such Loan (including the date of any conversion from an Alternate Base Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the next preceding Interest Period expires;

                    (b) if any Interest Period would otherwise expire on a day which is not a Banking Day, such Interest Period shall expire on the next succeeding Banking Day, provided, however, that if any Interest Period would otherwise expire on a day which is not a Banking Day but is a day of a calendar month after which no further Banking Day occurs (in such month), such Interest Period shall expire on the next preceding Banking Day;

                    (c) no Loan shall be continued as or converted to a LIBOR Loan if at the time of any such continuation or conversion a Default or an Event of Default exists; and

                    (d) no Interest Period shall extend beyond the Revolving Credit Termination Date, in the case of Revolving Credit Loans, or beyond the relevant Maturity Date in the case of Term Loans.

          "Lending Office" means the lending office of the Bank (or of an affiliate of the Bank) designated as such on its signature page hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify in writing to the Borrower as the office by which its Loans are to be made and maintained.

          "LIBOR" means, for any LIBOR Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which Dollar deposits approximately equal in principal amount to the requested LIBOR Loan and for a maturity equal to the requested Interest Period are offered in immediately available funds to the principal London branch of the Bank by leading banks in the London interbank market for dollar deposits at approximately 10:00 a.m. London time two Banking Days prior to the first day of the Interest Period for such Loan.

          "LIBOR Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of the Reserve Adjusted LIBOR Rate.

          "Lien" means any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

          "Loans" means the Revolving Credit Loans and the Term Loans.

          "Margin" means with respect to LIBOR Loans two and one-half percent (2.5%) per annum.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or conditions, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, or on the Borrower or any Material Subsidiary, or (b) the ability of the Borrower or any Guarantor to perform its obligations under the Facility Documents.

          "Material Subsidiary" means any Subsidiary of the Borrower that has assets constituting ten percent (10%) or more of the Consolidated Total Assets; provided, however, that if Subsidiaries other than Material Subsidiaries in the aggregate have assets that constitute more than fifteen percent (15%) of the Consolidated Total Assets, then all Subsidiaries shall be deemed to be Material Subsidiaries.

          "Maturity Date" means, with respect to any Term Loan, the date on which such Loan is paid in full in accordance with its terms, by acceleration or otherwise.

          "Multiemployer Plan" means a Plan defined as such in Section 4001(a)(3) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "Notes" means the Revolving Credit Note and the Term Notes.

          "Obligations" means all of the obligations of the Borrower or any Guarantor to the Bank pursuant to this Agreement, the Notes, any Loan or any of the other Facility Documents, as such agreements, documents and instruments are originally executed or as modified, amended, restated, supplemented or extended from time to time, and all obligations of the Borrower or any Guarantor to the Bank arising out of any extension, refinancing or refunding of any of the foregoing obligations, whether such obligations are now existing or hereafter acquired or arising, direct or indirect, joint or several, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Permitted Investments" means: (i) direct obligations of the United States of America or any governmental agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; or (ii) dollar denominated time certificates of deposit having a maturity of one year or less issued by any commercial bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; or (iii) money market mutual funds having assets in excess of $2,500,000,000; or (iv) commercial paper having a maturity of not more than one year rated not less than P-1 or A-1 or their equivalent by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively; or (v) debt securities rated AA or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation, provided that such securities mature within one year from the date of acquisition thereof.

          "Permitted Liens" means those certain Liens defined in Section 9.2 hereof.

          "Person" means an individual, partnership, corporation, limited liability company or limited liability partnership, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies provided that such term shall not include plans terminated prior to the date hereof.

          "Prime Rate" means that rate of interest per annum from time to time announced by the Bank at its principal office in New York City as its prime rate each change in the Prime Rate shall be effective on the date such change is announced.

          "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

          "Regulatory Change" means, with respect to the Bank, any change after the Closing Date in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests, in each case, applying to a class of banks including the Bank under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

          "Reserve Adjusted LIBOR Rate" means, with respect to the Interest Period for each LIBOR Loan, the rate per annum (rounded upwards to the nearest whole multiple of 1/100th of one percent) equal to the following:

                                         LIBOR
                           --------------------------------
                      1.00 - Eurocurrency Reserve Requirements.

          "Revolving Credit Commitment" means the obligation of the Bank to extend Revolving Credit Loans to the Borrower hereunder and, subject to the terms hereof, in the aggregate principal amount of $6,000,000 as such amount may be reduced from time to time by the Borrower in accordance with the terms of this Agreement.

          "Revolving Credit Facility" means the aggregate of all extensions of credit to be made available to the Borrower by the Bank, all as provided for pursuant to Article 2 hereof.

          "Revolving Credit Loan" means any extension of credit made by the Bank to the Borrower pursuant to Section 2.1 hereof.

          "Revolving Credit Note" means the promissory note of the Borrower substantially in the form of Exhibit A hereto evidencing Revolving Credit Loans made by the Bank hereunder.

          "Revolving Credit Termination Date" means the earlier to occur of (a) the date on which the Revolving Credit Commitment shall terminate in accordance with the terms hereof and (b) October 16, 1999.

          "Seafla Note" means the amended and restated promissory note of the Borrower dated as of December 6, 1995 payable to Seafla, Inc. in the amount of $888,019.

          "Security Agreement" means a security agreement in substantially the form of Exhibit D-1, to be delivered to the Bank on the Closing Date by the Borrower and substantially in the form of Exhibit D-2 to be delivered to the Bank by each of the Guarantors other than Technology Flavors & Fragrances, Inc. (Canada) and from time to time hereafter under the terms of this Agreement by Persons becoming Guarantors subsequent to the Closing Date.

          "Solvent" means when used with respect to any Person on a particular date, that on such date: (a) the fair value of its total assets is in excess of the total amount of its liabilities, including, without limitation, the reasonably expected amount of such Person's obligations with respect to contingent liabilities, (b) the present fair value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Indebtedness as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur Indebtedness or liabilities beyond such Person's ability to pay as such Indebtedness and liabilities mature and (d) such Person is not engaged in business or a transaction for which such Person's property would constitute an unreasonably small capital.

          "Subordinated Debt" means unsecured Indebtedness of the Borrower, or any of its Subsidiaries, that is subordinated, on the terms satisfactory and approved in writing, to the Bank in its sole discretion, to the obligations of such entity to the Bank under this Agreement.

          "Subsidiary", with respect to any Person, means any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are, at the relevant time, owned directly or indirectly by such Person.

           "Term Loans" means, collectively, Term Loan A and Term Loan B.

          "Term Loan A" means the Term Loan made by the Bank to the Borrower pursuant to Section 2.7 hereof.

          "Term Loan B" means the Term Loan made by the Bank to the Borrower pursuant to Article 3 hereof.

          "Term Loan A Note" means the promissory note of the Borrower substantially in the form of Exhibit A-1 hereto evidencing the Borrower's obligations with respect to Term Loan A.

          "Term Loan B Note" means the promissory note of the Borrower substantially in the form of Exhibit A-2 hereto evidencing the Borrower's obligations with respect to Term Loan B.

          "Term Notes" means, collectively, Term Loan A Note and Term Loan B
Note.

          "Unfunded Vested Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

          SECTION 1.2.  ACCOUNTING TERMS.

          All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

                                     ARTICLE 2.
                             REVOLVING CREDIT FACILITY.

          SECTION 2.1.  REVOLVING CREDIT LOANS.

          Subject to the terms and conditions of this Agreement, the Bank agrees to make revolving credit loans in Dollars (the "Revolving Credit Loans") to the Borrower from time to time, from and including the date hereof to but excluding the Revolving Credit Termination Date, up to but not exceeding at any one time outstanding the amount of the Revolving Credit Commitment; provided, that no Revolving Credit Loan shall be made if after giving effect to such Revolving Credit Loan the Aggregate Outstandings at the time of such Revolving Credit Loan would exceed the Borrowing Base in effect on such date or the Aggregate Revolving Credit Loans Outstanding would exceed the Revolving Credit Commitment. The Revolving Credit Loans may be outstanding as Alternate Base Rate Loans or LIBOR Loans; provided, however, that during the occurrence and continuance of an Event of Default, the Borrower may not elect and the Bank shall have no obligation to make LIBOR Loans. Subject to the foregoing limits, the Borrower may borrow, repay and reborrow, on or after the date hereof and prior to the Revolving Credit Termination Date, all or a portion of the Revolving Credit Commitment hereunder. Any amount of any Revolving Credit Loan not paid when due (at maturity, on acceleration or otherwise) shall bear interest thereafter until paid at the rate set forth in Section 4.3(c) hereof.

          SECTION 2.2. THE REVOLVING CREDIT NOTE.

          The Revolving Credit Loans shall be evidenced by a promissory note in favor of the Bank substantially in the form of Exhibit A hereto with appropriate insertions, duly executed and completed by the Borrower. The Bank is hereby authorized to record the date, type and amount of each Revolving Credit Loan, the date and amount of each payment of principal thereof, and the principal amount subject thereto and interest rate with respect thereto in the Bank's records and/or on the schedules annexed to and constituting a part of the Revolving Credit Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the information so recorded; provided that the failure to make any such recordation shall not in any way affect the obligation of the Borrower to repay outstanding amounts under the Revolving Credit Loans. The Revolving Credit Note (a) shall be dated the date hereof, (b) be stated to mature on the Revolving Credit Termination Date and (c) shall bear interest on the unpaid principal amount thereof from time to time outstanding as provided herein.

          SECTION 2.3. USE OF PROCEEDS.

          (a)  The Borrower shall use the proceeds of the Revolving Credit Loans
(i) on the date of this Agreement, to pay in full existing Indebtedness of the Borrower to North Fork Bank and (ii) for general corporate and working capital purposes. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of making such Revolving Credit Loans.

          (b) The Borrower agrees to indemnify the Bank and its directors, officers, employees, affiliates, agents or other representatives, and hold the Bank and its respective directors, officers, employees, affiliates, agents or other representatives, harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and expenses of counsel for any such Person in connection with any investigative, administrative or judicial proceeding, whether or not such Person shall be designated a party thereto) which may be incurred by any such Person, relating to or arising out of this Agreement or any actual or proposed use of any proceeds of Revolving Credit Loans hereunder; provided that the Borrower and its Subsidiaries shall not be liable to any such Persons hereunder in connection with any matters resulting from the gross negligence or willful misconduct of the Bank or any such Persons.

          SECTION 2.4. BORROWING PROCEDURE FOR REVOLVING CREDIT LOANS: RATE AND INTEREST PERIOD SELECTION; CONVERSIONS.

          (a) The Borrower may request a borrowing under the Revolving Credit Commitment hereunder as provided in Section 4.1. Not later than 3:00 p.m. New York time on the date of such borrowing, the Bank shall, through its Lending Office and subject to the conditions of this Agreement, make the amount of the Revolving Credit Loan to be made on such date available to the Borrower, in immediately available funds, by crediting an account of the Borrower designated by the Borrower and maintained with the Bank.

          (b) In the case of a LIBOR Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1. 1, subject to the limitations that no Interest Period for a LIBOR Loan shall have a duration less that one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available.

          (c) Upon the expiration of an Interest Period for any Revolving Credit Loan, or any portion thereof, such Revolving Credit Loan or portion thereof shall be automatically continued as an Alternate Base Rate Loan except to the extent that such Revolving Credit Loan shall be repaid hereunder or unless the Borrower shall have notified the Bank, as provided in Section 4.1 hereof, of its intention to select a different interest rate option with respect to such Revolving Credit Loan or any portion thereof. Subject to the following conditions and to the terms and conditions of this Agreement, the Borrower shall have the right to convert any Revolving Credit Loan or portion thereof to a different type of Loan (i.e., from an Alternate Base Rate Loan to a LIBOR Loan or vice versa):

          (i) if less than all Revolving Credit Loans at the time outstanding shall be converted, the notice given by the Borrower to the Bank shall specify the aggregate amount of Revolving Credit Loans in each case to be converted;

          (ii) in the case of a conversion of less than all outstanding Revolving Credit Loans, the aggregate principal amount of Revolving Credit Loans to be converted shall not be less than (1) $500,000 (and if greater in integral multiples of $100,000) in the case of conversions to or into LIBOR Loans or (2) $100,000 (and if greater in integral multiples of $100,000) in the case of conversions to or into Alternate Base Rate Loans;

        (iii) no Revolving Credit Loan may be converted to a LIBOR Loan less than one month before the Revolving Credit Termination Date;

          (iv) a LIBOR Loan may be converted to a different type of Loan only on the last day of the then applicable Interest Period with respect thereto; and

          (v) no Revolving Credit Loan or portion thereof may be converted to a LIBOR Loan during the occurrence and continuance of an Event of Default.

          SECTION 2.5. MINIMUM AMOUNTS OF REVOLVING CREDIT LOANS.

          Except for borrowings, conversions or continuations which involve or utilize the full remaining amount of the Revolving Credit Commitment and payments which result in the prepayment of all Alternate Base Rate Loans, each borrowing and payment of an Alternate Base Rate Loan shall be in an amount at least equal to $100,000 and, if greater, integral multiples of $100,000 in excess thereof. Each borrowing of a LIBOR Loan shall be in an amount at least equal to $500,000 and, if greater, in integral multiples of $100,000 in excess thereof.

          SECTION 2.5. REDUCTION OF REVOLVING CREDIT COMMITMENT.

          (a) The Borrower shall have the right to reduce or terminate the amount of the unused Revolving Credit Commitment at any time and from time to time, provided that: (i) the Borrower shall give notice of each such reduction or termination to the Bank as provided in Section 4.1, and (ii) each partial reduction shall be in an aggregate amount at least equal to $200,000 or , if greater, in integral multiples of $200,000.

          (b) The Revolving Credit Commitment, once reduced or terminated, may not be reinstated.

          (c) If the Borrower terminates the Revolving Credit Commitment pursuant to this Section 2.6 and repays all Revolving Credit Loans Outstanding (without converting such Loans to Term Loan A pursuant to Section 2.7 hereof) prior to the second anniversary of the date of this Agreement, the Borrower shall pay to the Bank a termination fee of $33,750 on the date of such termination and/or repayment as applicable. Notwithstanding the foregoing, if the Borrower terminates the Revolving Credit Commitments and repays all Revolving Credit Loans then outstanding within 60 days of the Bank notifying Borrower of a change in the advance rates or other characteristics of the Borrowing Base, the fee provided for in this Section 2.6(c) shall be waived by the Bank.

          SECTION 2.7.   CONVERSION TO TERM LOAN.

          (a) Generally. At the Borrower's option, provided that no Default or Event of Default then exists, at any time prior to the Revolving Credit Termination Date by notice to the Bank as provided in Section 4.1, the Borrower may elect to convert the outstanding principal balance of Revolving Credit Loans to a four year term loan ("Term Loan A"). If the Borrower makes an election pursuant to this Section 2.7(a), the Revolving Credit Commitment shall terminate. Term Loan A initially may be an Alternate Base Rate Loan or LIBOR Loan or a combination thereof, as determined by the Borrower and notified to the Bank in accordance with Section 4.1; provided, however, that the minimum principal amount of any Alternate Base Rate Loan shall be $100,000 and, if greater, integral multiples of $100,000 and the minimum principal amount of any LIBOR Loan shall be $500,000 and, if greater, integral multiples of $100,000.

          (b) Amortization of Term Loan A. The principal amount of Term Loan A shall be repaid in sixteen (16) consecutive and substantially equal quarterly installments commencing on the first Banking Day of the fourth calendar month following the month during which Term Loan A is made and continuing on the first Banking Day of each third calendar month thereafter, with a 16th and final installment of all unpaid principal and interest with respect thereto being due and payable on the first business day of the forty-ninth month following the making of Term Loan A.

          (c)  Interest Period; Conversions.

               (i) If any portion of Term Loan A is designated as a LIBOR Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1 hereof, subject to the limitation that no Interest Period may extend beyond an Amortization Date, unless after giving effect thereto, the aggregate principal amount of Term Loan A that is designated as LIBOR Loans having Interest Periods which end after such Amortization Date shall be less than or equal to the principal amount of Term Loan A to be outstanding hereunder after such Amortization Date.

               (ii) Upon the expiration of an Interest Period with respect to any portion of Term Loan A that is a LIBOR Loan, such portion of Term Loan A shall automatically be continued as an Alternate Base Rate Loan except to the extent that such Loan shall be prepaid hereunder or unless the Borrower shall have notified the Bank, as provided in Section 4.1 hereof of its intent to select a new Interest Period with respect to such portion of Term Loan A. Subject to the following conditions, the Borrower shall have the right to convert any portion of Term Loan A to a different type of Loan (i.e., from an Alternate Base Rate Loan to a LIBOR Loan and vice versa):

               (1) if less than all of Term Loan A at the time outstanding shall be converted, the notice given by the Borrower to the Bank shall specify the aggregate amount of Term Loan A to be converted;

               (2) no portion of Term Loan A may be converted to a LIBOR Loan less than one month prior to the maturity date of Term Loan A;

               (3) a LIBOR Loan may be converted to a different type of Loan only on the last day of an Interest Period; and

               (4) no portion of Term Loan A may be converted to a LIBOR Loan during the occurrence and continuance of an Event of Default.

               (iii) Notwithstanding anything to the contrary herein, after giving effect to any Loan, unless consented to by the Bank in its sole discretion, there shall not be more than three (3) Interest Periods in effect in respect of Term Loan A at any one time.

          (d) Term Loan A Note. Term Loan A shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A-1 hereto (the "Term Loan A Note"), with appropriate insertions, payable to the order of the Bank and representing the obligation of the Borrower to pay the unpaid principal balance of such Term Loan A with accrued and unpaid interest thereon as provided herein. The Bank is hereby authorized to record the date and amount of each payment or prepayment of principal thereof, the date and amount of each interest rate conversion pursuant to Section 2.7(c) and the principal amount subject thereto and the interest rate applicable thereto in such Bank's records and/or on a schedule annexed to and constituting a part of Term Loan A Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation shall not affect the Borrower's obligations to repay outstanding amounts under Term Loan A. The Term Loan A Note shall (a) be dated the Revolving Credit Termination Date, (b) be stated to mature in 16 consecutive and substantially equal quarterly installments, as provided above, and (c) shall bear interest for a period from the date such Loan is made on the unpaid principal amount thereof at the applicable rates per annum specified herein.

          (e) Use of Proceeds of Term Loan A. (i) The Borrower shall use the proceeds of Term Loan A to refinance Revolving Credit Loans hereunder.

               (ii) The Borrower agrees to indemnify the Bank and its directors, officers, employees, affiliates, agents or other representatives, and hold the Bank and its respective directors, officers, employees, affiliates, agents or other representatives, harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and expenses of counsel for any such Person in connection with any investigative, administrative or judicial proceeding, whether or not such Person shall be designated a party thereto) which may be incurred by any such Person, relating to or arising out of this Agreement or any actual or proposed use of any proceeds of Term Loan A hereunder; provided that the Borrower and its Subsidiaries shall not be liable to any such Persons hereunder in connection with any matters resulting from the gross negligence or willful misconduct of the Bank or any such Persons.

                                     ARTICLE 3.
                                    TERM LOAN B.

          SECTION 3.1.   GENERALLY.

          On the Closing Date, subject to the terms and conditions hereof, the Bank agrees to make a five year $750,000 term loan to the Borrower ("Term Loan B"). Term Loan B initially may be an Alternate Base Rate Loan or LIBOR Loan, or any combination thereof, as determined by the Borrower and notified to the Bank in accordance with Section 4.1; provided, however, that the minimum principal amount of any LIBOR Loan shall be $500,000 and, if greater, integral multiples of $100,000.

          SECTION 3.2.   AMORTIZATION OF TERM LOAN B.

          The principal amount of Term Loan B shall be repaid in twenty (20) consecutive equal quarterly installments of $37,500 each commencing on January 1, 1998 and continuing on the first Banking Day of each April, July, October and January thereafter with a 20th and final installment of all unpaid principal, together with all unpaid interest and fees with respect thereto being due and payable on October 1, 2002.

          SECTION 3.3.   INTEREST PERIODS; CONVERSIONS.

               (i) If any portion of Term Loan B is designated as a LIBOR Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1 hereof, subject to the limitation that no Interest Period may extend beyond an Amortization Date, unless after giving effect thereto, the aggregate principal amount of Term Loan B that is designated as LIBOR Loans having Interest Periods which end after such Amortization Date shall be less than or equal to the principal amount of Term Loan B to be outstanding hereunder after such Amortization Date.

               (ii) Upon the expiration of an Interest Period with respect to any portion of Term Loan B that is a LIBOR Loan, such portion of Term Loan B shall automatically be continued as an Alternate Base Rate Loan except to the extent that such Loan shall be prepaid hereunder or unless the Borrower shall have notified the Bank, as provided in Section 4.1 hereof of its intent to select a new Interest Period with respect to such portion of Term Loan B. Subject to the following conditions, the Borrower shall have the right to convert any portion of Term Loan B to a different type of Loan (i.e., from an Alternate Base Rate Loan to a LIBOR Loan and vice versa):

               (1) if less than all of Term Loan B at the time outstanding shall be converted, the notice given by the Borrower to the Bank shall specify the aggregate amount of Term Loan B to be converted;

               (2) no portion of Term Loan B may be converted to a LIBOR Loan less than one month prior to the maturity date of Term Loan B;

               (3) a LIBOR Loan may be converted to a different type of Loan only on the last day of an Interest Period; and

               (4) no portion of Term Loan B may be converted to a LIBOR Loan during the occurrence and continuance of an Event of Default.

          SECTION 3.4.   TERM LOAN B NOTE.

          Term Loan B shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A-2 hereto (the "Term Loan B Note"), with appropriate insertions, payable to the order of the Bank and representing the obligation of the Borrower to pay the unpaid principal balance of such Term Loan B with accrued and unpaid interest thereon as provided herein. The Bank is hereby authorized to record the date and amount of each payment or prepayment of principal thereof, the date and amount of each interest rate conversion pursuant to Section 3.3 and the principal amount subject thereto and the interest rate applicable thereto in such Bank's records and/or on a schedule annexed to and constituting a part of Term Loan B Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation shall not affect the Borrower's obligations to repay outstanding amounts under Term Loan B. The Term Loan B Note shall (a) be dated the date hereof, (b) be stated to mature in 20 equal quarterly installments, as provided above, and (c) shall bear interest for a period from the date such Loan is made on the unpaid principal amount thereof at the applicable rates per annum specified herein.

          SECTION 3.5.   USE OF PROCEEDS OF TERM LOAN B.

          (a) The Borrower shall use the proceeds of Term Loan B to refinance 50% of the Borrower's 9% convertible subordinated debentures due October 17, 1998. No part of the proceeds of Term Loan B will be used for any purpose which violates the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

          (b) The Borrower agrees to indemnify the Bank and its directors, officers, employees, affiliates, agents or other representatives, and hold the Bank and its respective directors, officers, employees, affiliates, agents or other representatives, harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and expenses of counsel for any such Person in connection with any investigative, administrative or judicial proceeding, whether or not such Person shall be designated a party thereto) which may be incurred by any such Person, relating to or arising out of this Agreement or any actual or proposed use of any proceeds of Term Loan B hereunder; provided that the Borrower and its Subsidiaries shall not be liable to any such Persons hereunder in connection with any matters resulting from the gross negligence or willful misconduct of the Bank or any such Persons.

                                     ARTICLE 4.
                   GENERAL CREDIT PROVISIONS; FEES AND PAYMENTS.

          SECTION 4.1. CERTAIN NOTICES.

          Except as otherwise provided in this Agreement, written notices by the Borrower to the Bank of each borrowing pursuant to Section 2.4, each prepayment pursuant to Section 4.2, each reduction or termination of the Revolving Credit Commitment pursuant to Section 2.6, each conversion of Revolving Credit Loans to Term Loan A pursuant to Section 2.7(a) and each conversion or continuation of Loans pursuant to Section 2.4, Section 2.7(c) or Section 3.3 shall be irrevocable and shall be effective on the date of receipt only if received by the Bank, by not later than 12:00 noon, New York City time, and (a) in the case of borrowings and (in the case of Alternate Base Rate Loans only) prepayments of
(i) Alternate Base Rate Loans, if given the date thereof and (ii) LIBOR Loans, if given three Banking Days prior thereto; (b) in the case of reductions or terminations of the Revolving Credit Commitment, given 5 Banking Days prior thereto; (c) in the case of the conversion of Revolving Credit Loans to Term Loan A, if given 5 Banking Days prior thereto; and (d) in the case of conversions or continuations pursuant to Section 2.4, Section 2.7(c) or Section 3.3, if given three Banking Days prior thereto in the case of conversions to or continuations of LIBOR Loans and if given on the date thereof in the case of conversions to Alternate Base Rate Loans. Each such notification shall specify the amount of the borrowing, the type of Loan (i.e., Alternate Base Rate Loan or LIBOR Loan), the date of the proposed borrowing, whether such Loan represents an additional borrowing, a continuation or a conversion, and in the case of a LIBOR Loan, the Interest Period to be used in the computation of interest with respect thereto. Each such notice relating to a reduction or termination of the Revolving Credit Commitment shall specify the amount of the Revolving Credit Commitment to be reduced or terminated. Each notice of borrowing pursuant to
Section 2.4 may be delivered by telephone provided that it is promptly confirmed in writing on the same day as the telephonic notice.

          SECTION 4.2. PREPAYMENTS.

          (a) The Borrower shall have the right at any time and from time to time to prepay any Alternate Base Rate Loan, in whole or in part; provided, however, that each such partial prepayment of an Alternate Base Rate Loan shall be in a minimum aggregate principal amount of $100,000 or, if greater in amounts which are integral multiples of $100,000. Except as required by paragraph (b) below or on the last day of an Interest Period with respect thereto, the Borrower shall not be permitted to prepay LIBOR Loans.

          (b) In the event that the Aggregate Outstandings exceed the then applicable Borrowing Base or the Aggregate Revolving Credit Loans Outstanding exceed the Revolving Credit Commitments at any time, the Borrower shall promptly pay or prepay so much of the Loans outstanding as shall be necessary in order that the Aggregate Outstandings will not exceed the Borrowing Base then in effect and that Aggregate Revolving Credit Loans Outstanding will not exceed the Revolving Credit Commitments. All prepayments under this subparagraph shall be subject to Section 5.1. Notwithstanding the foregoing, in the event the Borrower is required to prepay Loans hereunder as a result of a change in the advance rates or other characteristics of the Borrowing Base, provided that no Default or Event of Default exists hereunder, the Borrower shall have 60 days to make such prepayment. Until such prepayment is made, the Borrower shall not be permitted to borrow Revolving Credit Loans hereunder.

          (c) All prepayments required by paragraph (b) above shall be applied first to Revolving Credit Loans that are Alternate Base Rate Loans outstanding, then to Revolving Credit Loans that are LIBOR Loans outstanding, then to Term Loan A and finally to Term Loan B, and any such prepayment of a Term Loan hereunder shall be applied to installments of principal in inverse order of maturity.

          (d) All prepayments made pursuant to this Section 4.2 shall be accompanied by the payment of all accrued interest on the amount so prepaid and by all amounts required to be paid pursuant to Section 5.1 in connection therewith.

          SECTION 4.3. INTEREST ON LOANS.

          (a) Alternate Base Rate Loans. The Borrower shall pay interest on the outstanding and unpaid principal amount of each Alternate Base Rate Loan made under this Agreement at a fluctuating rate per annum equal to the Alternate Base Rate from time to time in effect plus a margin of 1/2 of 1% per annum.
Each change in the interest rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate. Interest shall be calculated on the basis of the actual number of days elapsed divided by a year of three hundred sixty (360) days and shall be paid to the Bank in arrears on the first day of each month commencing November 1, 1997, and (i) on the Revolving Credit Termination Date, in the case of Revolving Credit Loans, and (ii) on the Maturity Date in the case of each Term Loan.

          (b) LIBOR Loans. The Borrower shall pay interest on the outstanding and unpaid principal amount of each LIBOR Loan made under this Agreement for each Interest Period applicable to such LIBOR Loan at a rate per annum equal to the Reserve Adjusted LIBOR Rate in effect with respect thereto plus the Margin. Interest shall be calculated on the basis of the actual number of days elapsed divided by a year of three hundred sixty (360) days and shall be paid to the Bank monthly in arrears on the first day of each month following the commencement of such Interest Period and on the last day of such Interest Period and (i) on the Revolving Credit Termination Date, in the case of Revolving Credit Loans and (ii) on the Maturity Date in the case of each Term Loan.

          (c) Post-Default. If any payment of principal, interest or fees is not made by the Borrower to the Bank as and when due hereunder, the Borrower shall pay additional interest with respect to such payment calculated as follows: the amount past due multiplied by the Default Rate multiplied by the number of days the payment is past due. In addition, if any Default or Event of Default has occurred and is continuing hereunder, all Loans, and all interest, fees or other amounts due hereunder, to the extent permitted by applicable law, may, at the option of the Bank, bear interest (payable on demand, and in any event on the last day of each month, and computed daily on the basis of a 360-day year for actual days elapsed) at the Default Rate until paid. In no event, however, shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law.

          SECTION 4.4. COMMITMENT FEE.

          The Borrower shall pay to the Bank a commitment fee for the period from and including the date hereof to and excluding the Revolving Credit Termination Date equal to 1/8 of 1% per annum on the average daily unused portion of the Revolving Credit Commitment during the applicable period. The commitment fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. The commitment fee shall be due and payable quarterly in arrears on the first day of each calendar quarter and on the Revolving Credit Termination Date.

          SECTION 4.5.  FACILITY FEE.

          The Borrower shall pay to the Bank on the date of this Agreement $8,500, representing the final payment of a facility fee of $17,000.

          SECTION 4.6.  PAYMENTS GENERALLY.

          (a) All payments under this Agreement or the Notes, shall be made in Dollars in immediately available funds to the Bank not later than 1:00 p.m. New York City time on the relevant dates specified above (each such payment made after such time on such due date is to be deemed to have been made on the next succeeding Banking Day), to the Bank's office at 395 North Service Road, Suite 302, Melville, New York 11747. The Borrower will notify the Bank of any payment pursuant to the provisions of this Section at the same time it makes any such payment. The Bank may (but shall not be obligated to) debit the amount of any such payment to any ordinary deposit account of the Borrower with the Bank. The Bank agrees to provide the Borrower prompt written notice of any such debit which notice shall indicate how such debited amount was applied by the Bank.
The Borrower shall, at the time of making each payment under this Agreement or the Notes, specify to the Bank the principal or other amount payable by the Borrower under this Agreement or the Notes to which such payment is to be applied; provided, however, that in the event that the Borrower fails to so specify, or if a Default or an Event of Default has occurred and is continuing, the Bank shall apply such payment as it may elect in its sole discretion.
Except as provided in the definition of "Interest Period" in Section 1.1 hereof, if the due date of any payment under this Agreement or the Notes would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

          (b) All payments made by the Borrower under this Agreement, the Notes or the other Facility Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental or taxing authority of any jurisdiction located outside of the United States, excluding income taxes and franchise taxes (imposed in lieu of income taxes) imposed on the Bank as a result of a present or former connection between the jurisdiction of the government or the taxing authority imposing such tax and the Bank (excluding a connection arising solely from such Bank having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement, the Notes or the other Facility Documents) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are withheld from any amounts payable to the Bank hereunder or under the Facility Documents, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the Notes and the other Facility Documents. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Bank, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the Facility Documents and the payment of the Notes and all other amounts payable hereunder or thereunder.


                                     ARTICLE 5.
                               YIELD PROTECTION, ETC.

          SECTION 5.1.  CERTAIN COMPENSATION.

          (a) The Borrower hereby agrees to indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of any of the following:

          (i) the receipt or recovery by the Bank, whether by voluntary prepayment, acceleration or otherwise, of all or any part of a LIBOR Loan prior to the last day of an Interest Period applicable thereto;

          (ii) the conversion, prior to the last day of an applicable Interest Period, of a LIBOR Loan into an Alternate Base Rate Loan;

          (iii) the failure by the Borrower to borrow any LIBOR Loan, convert any Alternate Base Rate Loan to a LIBOR Loan or continue any LIBOR Loan on the date of borrowing, conversion or continuation set forth in any notice by the Borrower pursuant to the provisions hereof; or

          (iv) the failure by the Borrower to pay, punctually on the due date thereof, any amount payable by the Borrower with respect to or on account of any LIBOR Loan.

          Without limiting the effect of the foregoing, the amount to be paid by the Borrower to the Bank in order to so indemnify the Bank for any loss occasioned by any of the events described in the preceding paragraph, and as liquidated damages therefor, shall be equal to the excess, discounted to its present value as of the date paid to the Bank, of (i) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the "Indemnity Period") commencing with the date of such receipt, recovery, conversion, or failure to borrow to the last day of the applicable Interest Period for such LIBOR Loan at the rate of interest applicable to such LIBOR Loan (or the rate of interest agreed to in the case of a failure to borrow) provided for herein (prior to default) over (ii) the amount of interest which would be earned by the Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or not borrowed at the rate per annum approximately equal to LIBOR, as the case may be, on an amount approximately equal to such principal amount for a period of time comparable to such Indemnity Period.

          (b) A certificate as to any additional amounts payable pursuant to this Section 5.1 (setting forth in detail the basis and method of, and computations used for, determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrower shall pay to the Bank any amounts so certified by the Bank within 10 days of receipt of any such certificate. For purposes of this Section 5.1, all references to the "Bank" shall be deemed to include any participant in this Agreement and/or the Loans.

          SECTION 5.2.  ADDITIONAL COSTS.

          (a) The Borrower shall pay to the Bank, from time to time, within two Banking Days of receipt of the written demand of the Bank, such amounts as the Bank may reasonably determine to be necessary to compensate it for any additional costs actually incurred by the Bank which the Bank reasonably determines are attributable to its obligation to make any Loan hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Notes in respect of any such obligations (other than taxes imposed on the overall net income of the Bank for any of such obligations by the jurisdiction in which the Bank has its principal office or Lending Office); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of "LIBOR Loans"); or (iii) imposes any other condition affecting this Agreement, or the Notes (or any of such extensions of credit or liabilities) and the Bank's obligations with respect thereto. The Bank will notify the Borrower in writing of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 5.2(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

          (b)  Without limiting the effect of the foregoing provisions of this
Section 5.2, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes LIBOR Loans or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrower, the obligation of the Bank to make LIBOR Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall be applicable).

          (c)  Without limiting the effect of the foregoing provisions of this
Section 5.2 (but without duplication), the Borrower shall pay to the Bank from time to time on request such amounts as the Bank may reasonably determine to be necessary to compensate the Bank for any costs which it reasonably determines are attributable to the maintenance by it or any of its Affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority, of capital in respect of its Loans or other obligations hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). The Bank will notify the Borrower if it is entitled to compensation pursuant to this Section 5.2(c) as promptly as practicable after it determines to request such compensation.

          (d)  Determinations and allocations by the Bank for purposes of this
Section 5.2 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans, and of the additional amounts required to compensate the Bank under this Section 5.2, shall be conclusive, absent manifest error, if such determination is made reasonably by the Bank and in good faith.

          SECTION 5.3.  LIMITATION ON TYPES OF LOANS.

          Anything herein to the contrary notwithstanding, if:

          (a) the Bank determines in good faith on a commercially reasonable basis (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Loans" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any LIBOR Loans as provided in this Agreement; or

          (b) the Bank determines in good faith on a commercially reasonable basis (which determination shall be conclusive, absent manifest error) and notifies the Borrower that the relevant rates of interest referred to in the definition of "LIBOR Loans" in Section 1.1 upon the basis of which the rate of interest for any LIBOR Loans is to be determined do not cover the cost to the Bank of making or maintaining such Loans, then, and so long as such condition remains in effect, the Bank shall be under no obligation to make LIBOR Loans.

          SECTION 5.4.  ILLEGALITY.

          Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Bank to honor its obligation to make or maintain LIBOR Loans hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make or maintain LIBOR Loans hereunder shall be suspended until such time as the Bank may again make and maintain such affected Loans (in which case the provisions of Section 5.5 shall be applicable).

          SECTION 5.5. CERTAIN LIBOR LOANS PURSUANT TO SECTIONS 5.2(b), 5.3 AND 5.4.

          If an event referred to in Section 5.2(b), 5.3 or 5.4 has occurred, the Bank shall be required to make Alternate Base Rate Loans in accordance with this Agreement, and all LIBOR Loans of the Bank then outstanding shall be automatically converted into Alternate Base Rate Loans on the date specified by the Bank in such notice, and, to the extent that LIBOR Loans are so made as (or converted into) Alternate Base Rate Loans, all payments of principal which would otherwise be applied to the Bank's LIBOR Loans shall be applied instead to its Alternate Base Rate Loans. In the event of any conversion of any LIBOR Loan to an Alternate Base Rate Loan pursuant to this Section 5.5 prior to the maturity date with respect to such LIBOR Loan the Borrower shall pay to the Bank all amounts required to be paid pursuant to Section 5.1 hereof.

          SECTION 5.6.  SURVIVAL.

          The indemnities and other obligations set forth in this Article 5 shall survive payment in full of all Loans or extensions of credit made pursuant to this Agreement and the Final Maturity Date.

                                     ARTICLE 6.
                               CONDITIONS PRECEDENT.

          SECTION 6.1.  CONDITIONS PRECEDENT.

          The obligation of the Bank to make the Loans on the date hereof is subject to the conditions precedent that:

          (a) the Bank shall have received on or before the date hereof each of the following, in form and substance reasonably satisfactory to the Bank and its counsel:

          (i) this Agreement, the Revolving Credit Note executed in favor of the Bank and the Term Loan B Note executed in favor of the Bank, each duly executed by the Borrower;

          (ii) a certificate of the Secretary or an Assistant Secretary of the Borrower and each of the Guarantors, dated the Closing Date, attesting to all corporate action taken by such entity, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents and each other document to be delivered pursuant to this Agreement to which it is a party, together with certified copies of the certificate or articles of incorporation and the by-laws of the Borrower and each of the Guarantors; and, such certificate shall state that the resolutions and corporate documents thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

          (iii) a certificate of the Secretary or an Assistant Secretary of the Borrower and each of the Guarantors, dated the Closing Date, certifying the names and true signatures of certain officers of such entity authorized to sign the Facility Documents and the other documents to be delivered by such entity under this Agreement;

          (iv) a certificate of a duly authorized officer of the Borrower, dated the Closing Date, stating that the representations and warranties in
     Article 7 are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

          (v) a Security Agreement duly executed by the Borrower, together with (A) fully completed and executed financing statements on Form UCC-1, in proper form for filing under the Uniform Commercial Code in all jurisdictions requested by the Bank the security interests to be granted hereunder and under the Security Agreement and (B) UCC search results identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under clause (A) hereof, indicating that no party claims an interest in any of the Collateral except for the holders of Permitted Liens;

          (vi)      Guarantees, duly executed by each Guarantor;

          (vii) a favorable opinion of counsel for the Borrower and Ontario counsel to the Guarantor, dated the Closing Date, each in form and substance reasonably satisfactory to the Bank and its counsel;

          (viii) satisfactory evidence that the Borrower and the Guarantors are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each other jurisdiction where qualification is necessary;

          (ix) audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1996, and consolidated income statement and statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all prepared in accordance with GAAP, together with the unqualified opinion thereon of Ernst & Young, LLP, independent certified public accountants, and unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1997, together with income statement and statement of cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 1997, and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each prepared by or under the supervision of the chief financial officer of the Borrower in accordance with GAAP;

          (x) certificates of insurance covering the Collateral and the other assets and the business of the Borrower and the Guarantors, which certificates shall designate the Bank as the loss payee, in form and substance (including with respect to general liability and products liability insurance) reasonably satisfactory to the Bank together with copies of the related insurance policies with proper endorsements to reflect the Bank's interests;

          (xi) a duly executed Borrowing Base Certificate as of September 30, 1997, in form and substance reasonably satisfactory to the Bank; and

          (xii) landlord's waivers, in form and substance satisfactory to the Bank and its counsel, with respect to each leased property of the Borrowers or the Guarantors at which collateral is located;

          (xiii) a detailed accounts receivable aging (by account) of the Borrower and each Guarantor, together with an inventory designation schedule, each as of September 30, 1997;

          (xiv) certificates of insurance relating to foreign accounts receivable, which certificates shall designate the Bank as loss payee, in form and substance reasonably satisfactory to the Bank; and

          (xv) such other documents, instruments, approvals, opinions and evidence as the Bank may reasonably require.

          (b) the Borrower shall have paid or caused to be paid to the Bank in full all fees and expenses required to be paid hereunder or in connection herewith on the date hereof, and including all fees and expenses of the Bank incurred in connection with its field examination of the Borrower and its Subsidiaries and the preparation, execution and delivery of this Agreement and the other Facility Documents and the consummation of the transactions contemplated thereby;

          (c) the Borrower and the Guarantors shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the

Borrower and the Guarantors of their obligations hereunder and such consents, permits and approvals shall continue in full force and effect;

          (d) the Bank shall be satisfied that the proceeds of the initial Revolving Credit Loans hereunder shall be applied to pay the Borrower's existing indebtedness to North Fork Bank in full on the date hereof and that all documentation executed in connection with such indebtedness, including all UCC-1 financing statements, shall have been canceled, terminated or assigned to the Bank;

          (e) the Bank shall be reasonably satisfied with the form and content of all Schedules delivered by the Borrower pursuant to this Agreement or any document delivered in connection herewith;

          (f) the Borrower shall provide reasonably satisfactory evidence that neither it nor any Guarantor is in default with respect to any contractual obligations to which it is a party, which may cause a Material Adverse Effect;

          (g) results reasonably satisfactory to the Bank of all due diligence with respect to the Borrower and the Guarantors including, without limitation, bank checkings, trade checkings, customer checkings and litigation checkings and all due diligence with respect to management of the Borrower and/or the Guarantors;

          (h) receipt and reasonably satisfactory review by the Bank of (i) all material loan documents or credit agreements binding in the Borrower or any Guarantor; (ii) all existing shareholder, and management agreements entered into by the Borrower or any Guarantor; and (iii) any existing employment agreement entered into by the Borrower or any Guarantor and any executive officer of any such entity;

          (i) receipt and reasonably satisfactory review by the Bank of a schedule of all lease agreements of the Borrower and the Guarantors relating to real property which schedule shall include, without limitation, the following information with respect to each such lease: the lessor, the lessee, the term of the lease, the annual lease expenditure and whether such lease is an operating lease or a capital lease;

          (j) since December 31, 1996, nothing shall have occurred which in the Bank's sole judgment (to be exercised in a commercially reasonable manner) could, individually or in the aggregate, have a Material Adverse Effect; and

          (k) with regard to the Borrower's 9% existing convertible subordinated debentures due October 17, 1998, (i) evidence that $750,000 of such indebtedness shall have been converted to "equity" and that the balance of such indebtedness will be paid in full with the proceeds of Term Loan B on the date hereof and (ii) that all documentation executed in connection with such indebtedness, including all UCC-1 financing statements, shall have been canceled, terminated or assigned to the Bank;

          (l) receipt and reasonably satisfactory review of the Bank of all documentation regarding the Borrower's acquisition of the assets of Seafla, Inc. including, without limitation, the acquisition agreement, the related notes, security agreements, subordination and intercreditor agreements and the execution of a subordination and intercreditor agreement with respect to the Seafla Note in favor of the Bank, which shall be in form and substance reasonably satisfactory to the Bank and its counsel;

          (m) all legal matters in connection with this financing shall be reasonably satisfactory to the Bank and its counsel.

          SECTION 6.2.  ADDITIONAL CONDITIONS PRECEDENT.

          The obligation of the Bank to make any Loan after the date hereof shall be subject to the further conditions precedent that on the date of such Loan, the Bank shall have received the following:

          (a) a certificate executed by the Chief Financial Officer of the Borrower substantially in the form of Exhibit E, dated as of such date, stating that (i) the representations and warranties contained in Article 7 hereof, which for purposes of this Section, shall be deemed to relate to the Borrower and to each Subsidiary as if each such Person were the subject of each such representation and warranty, are true and correct in all material respects on and as of the date of such Loan as though made on and as of such date (except when such representation or warranty by its terms relates to the date hereof or another specific date); and (ii) no Default or Event of Default has occurred and is continuing or would result from any such Loan; and (iii) that the proceeds of such Loan shall be used in accordance with the terms hereof;

          (b) a certificate executed by the Chief Financial Officer of the Borrower, dated as of such date, in form and substance reasonably satisfactory to the Bank stating that the Aggregate Outstandings after giving effect to the proposed borrowing will not exceed the Borrowing Base then in effect and that the Aggregate Revolving Credit Loans Outstanding after giving effect to the proposed borrowing will not exceed the Revolving Credit Commitment then in effect; and

          (c) a duly executed Borrowing Base Certificate dated as of the last day of the prior calendar month, in form and substance reasonably satisfactory to the Bank.

          SECTION 6.3. ADDITIONAL CONDITIONS PRECEDENT TO CONVERSION OF REVOLVING CREDIT LOANS.

          The obligation of the Bank to permit the Revolving Credit Loans to be converted to Term Loan A pursuant to Section 2.7 hereof shall be subject to the additional conditions precedent that on the date of such conversion:

          (a) the Bank shall have received a duly executed and completed Term Loan A Note;

          (b) no Default or Event of Default shall then be existing or shall result from such conversion; and

          (c) the Bank shall have received a current Borrowing Base Certificate, in form and substance reasonably satisfactory to the Bank.


                                     ARTICLE 7.
                           REPRESENTATIONS AND WARRANTIES

          The Borrower and, where applicable, each Guarantor, hereby represent and warrant that:

          SECTION 7.1. ORGANIZATION, GOOD STANDING AND DUE QUALIFICATION; COMPLIANCE WITH LAW.

          The Borrower and each of its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or presently proposes to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified shall not result in a Material Adverse Effect. In addition, the Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable laws, treaties, rules or regulations, and applicable determinations or orders of or with respect to all arbitrators, courts or other governmental authorities, except where the failure to so comply does not have a Material Adverse Effect.

          SECTION 7.2.  POWER AND AUTHORITY; NO CONFLICTS.

          The execution, delivery and performance by the Borrower and each of the Guarantors of each of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not: (a) require any consent or approval of the stockholders, members or partners of the Borrower or any of the Guarantors; (b) contravene the charter or by-laws of the Borrower or any of the Guarantors; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve system as in effect from time to time), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any of the Guarantors; (d) result in a breach of or constitute a default or require any consent under any indenture or loan agreement or any other agreement, lease or instrument to which the Borrower or any of the Guarantors is a party or by which properties of the Borrower or any of the Guarantors may be bound or affected the breach of which would result in a Material Adverse Effect; (e) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any of the Guarantors except in favor of the

Bank as herein provided; or (f) cause the Borrower or any of the Guarantors to be in default, in any material respect, under any such rule, regulation, order, writ, judgment, injunction, decree, determination or award.

          SECTION 7.3.  LEGALLY ENFORCEABLE AGREEMENTS.

          Each Facility Document is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the Borrower and each Guarantor (if such entity or Person is a party thereto) enforceable against such entities or Person in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights or by the effect of principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

          SECTION 7.4.  LITIGATION.

          There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which could, in any one case or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          SECTION 7.5.  FINANCIAL STATEMENTS; OTHER LIABILITIES.

          The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1996, and the related consolidated income statement and statement of cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, and the accompanying notes, together with the unqualified opinion thereon of Ernst & Young, LLP, independent certified public accountants, and the interim financial statements of the Borrower and its Subsidiaries as at and as of (as the case may be) June 30, 1997, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject, in the case of interim financial statements, to year-end adjustments and except, in the case of such interim financial statements, for the absence of GAAP notes thereto). As of the date hereof, there are no material liabilities or obligations of the Borrower or any of its Subsidiaries, whether direct or indirect, absolute or contingent, or matured or unmatured, other than (a) as disclosed or provided for in the financial statements and notes thereto which are referred to above, or (b) arising in the ordinary course of business since December 31, 1996 or (c) created by this Agreement. The written information, exhibits and reports furnished by the Borrower to the Bank pursuant to Section 6.1 of this Agreement are complete and correct in all material respects as of the date hereof.

          SECTION 7.6.  OWNERSHIP AND LIENS.

          The Borrower and its Subsidiaries have title to, or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 7.5, and none of the properties and assets owned by the Borrower or the Guarantors, and none of their respective leasehold interests is subject to any Lien, except for Permitted Liens.

          SECTION 7.7.  TAXES.

          The Borrower and each of its Subsidiaries has filed all tax returns (foreign, federal, state and local) required to be filed and the Borrower and each of its Subsidiaries and has paid all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties, other than taxes, assessments and governmental charges and levies being contested in good faith by proceedings and with respect to which adequate reserves in conformity with GAAP shall have been provided on the books of the Borrower and its Subsidiaries.

          SECTION 7.8.  ERISA.

          As of the date hereof, the Borrower, the Guarantors and their ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA. No Reportable Event has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; none of the Borrower or the Guarantors, nor any ERISA Affiliate, has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower, the Guarantors and each of their ERISA Affiliates have met their minimum funding requirements under ERISA with respect to all of their Plans and there are no Unfunded Vested Liabilities, and none of the Borrower or the Guarantors, nor any ERISA Affiliate has incurred any material liability to the PBGC under ERISA.

          SECTION 7.9.  SUBSIDIARIES AND AFFILIATES.

          As of the date hereof, Schedule 7.9 is a complete and correct list of all Subsidiaries and Affiliates of the Borrower.

          SECTION 7.10.  CREDIT ARRANGEMENTS.

          Schedule 7.10 is a complete and correct list of all agreements, indentures, purchase agreements with suppliers or vendors having commitments to purchase in excess of $100,000, guaranties, Capital Leases and other agreements and arrangements in effect on the date of this Agreement providing for or relating to extensions of credit to the Borrower or any of its Subsidiaries for borrowed money (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of its Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given by the Borrower or any of its Subsidiaries as security therefor are correctly described or indicated in such Schedule.

          SECTION 7.11.  OPERATION OF BUSINESS.

          To the Borrower's knowledge, the Borrower and its Subsidiaries possess all licenses, permits, franchises, patents, patent applications, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.

          SECTION 7.12.  HAZARDOUS SUBSTANCES.

          To the Borrower's knowledge, the Borrower and its Subsidiaries are in material compliance with all applicable Environmental Laws, and have obtained all necessary licenses and permits required to be issued pursuant to any applicable Environmental Law. As of the date hereof, neither the Borrower nor any of its Subsidiaries has received any written or, to its knowledge, other notice or communication from any governmental agency with respect to (i) any violation of Environmental Laws relative to its operations, property or business, or (ii) any investigation, demand or request pursuant to or enforcing any Environmental Law relating to it or its operations, property or business, and no such investigation is pending or, to the knowledge of the Borrower, threatened.

          SECTION 7.13. NO DEFAULT ON OUTSTANDING JUDGMENTS OR ORDERS.

          The Borrower and each of its Subsidiaries has satisfied all judgments by which they are bound and neither the Borrower nor any of its Subsidiaries is in default (i) with respect to any judgment, writ, injunction, decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign having jurisdiction or (ii) in any material respect with respect to any rule or regulation of any such entity.

          SECTION 7.14.  LABOR DISPUTES AND ACTS OF GOD.

          As of the date hereof, neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to result in a Materially Adverse Effect.

          SECTION 7.15.  GOVERNMENTAL REGULATION.

          Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any other statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

          SECTION 7.16.  PARTNERSHIPS, ETC.

          Neither the Borrower nor any of its Subsidiaries is a partner in any partnership or a member in any limited liability partnership or company.

          SECTION 7.17.  NO FORFEITURE PROCEEDING.

          Neither the Borrower nor any of its Subsidiaries is engaged in or proposes to be engaged in the conduct of any business or activity which is likely to result in a Forfeiture Proceeding, and no Forfeiture Proceeding against any of them is pending or, to the knowledge of the Borrower and its Subsidiaries as of the date hereof, is threatened.

          SECTION 7.18.  NO DEFAULT OR EVENT OF DEFAULT.

          No Default or Event of Default has occurred and is continuing under this Agreement.

          SECTION 7.19.  SECURITY.

          The provisions contained in the Security Agreements, in accordance with their respective terms, create in favor of the Bank a valid and enforceable, first priority security interests in all right, title and interest of the Borrower and the Guarantors in the collateral described therein, except for Permitted Liens.

          SECTION 7.20.  SOLVENCY.

          The Borrower and each of the Guarantors is Solvent.

          SECTION 7.21.  NAME.

          Except as disclosed in the Schedules to the Security Agreements, during the five years prior to the date of this Agreement, neither the Borrower nor any Guarantor has been known under, or transacted business using, any name or trade style except for the name set forth above such entity's signature on this Agreement.

          SECTION 7.22.  OTHER AGREEMENTS.

          Neither the Borrower nor any of its Subsidiaries, is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which could, in any case or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Borrower, nor any of its Subsidiaries, is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument the breach of which would result in a Material Adverse Effect.

          SECTION 7.23.  DISCLOSURE.

          The Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it that, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other information furnished by the Borrower or any of its agents or representatives to the Bank in connection with the registration of this Agreement or delivered hereunder contains any material misstatement of facts or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

          SECTION 7.24.  MATERIAL ADVERSE EFFECT

          Except to the extent that the Borrower has disclosed to the Bank that it anticipates a loss for its fiscal quarter ending September 30, 1997, since the date of the most recent financial statements delivered by the Borrower to the Banks pursuant to the terms of this Agreement, no event or series of events has occurred which would reasonably be expected to result in a Material Adverse Effect.

                                     ARTICLE 8.
                               AFFIRMATIVE COVENANTS.

          So long as the Notes or any other Obligations shall remain unpaid or the Bank shall have any Revolving Credit Commitment hereunder, the Borrower shall, and the Borrower shall cause each of its Subsidiaries to:

          SECTION 8.1.  MAINTENANCE OF EXISTENCE.

          Preserve and maintain its corporate existence and remain in good standing in the jurisdiction of its organization, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

          SECTION 8.2.  CONDUCT OF BUSINESS.

          Continue to engage principally in the principal businesses conducted by it on the date hereof.

          SECTION 8.3.  MAINTENANCE OF PROPERTIES, ETC.

          Maintain, keep and preserve, all of its properties (tangible and intangible) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and maintain and preserve all licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business in full force and effect.

          SECTION 8.4.  MAINTENANCE OF RECORDS.

          Keep adequate records and books of account, in which complete entries, reflecting all financial transactions of such Person, will be made.

          SECTION 8.5.  MAINTENANCE OF INSURANCE.

          Maintain insurance covering its assets and its business with financially sound and reputable insurance companies or associations properly licensed to do business in New York and in the other jurisdictions where Collateral is located in such amounts and covering such risks (including, without limitation, products liability) as are usually carried by companies engaged in the same or a similar business and similarly situated and as are required by the Facility Documents. The Borrower shall provide the Bank notice that such policies have been paid in full and shall deliver certified copies of the policy or policies of such insurance to the Bank if the Bank so requests.

          SECTION 8.6.  COMPLIANCE WITH LAWS.

          Comply in all material respects with all applicable laws, rules, regulations and orders applicable to it.

          SECTION 8.7.  RIGHT OF INSPECTION; COLLATERAL AUDITS.

          At any reasonable time upon reasonable notice during normal business hours and from time to time, permit the Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, such Person and to discuss the affairs, finances and accounts of such Person with any of its officers and directors and such entity's independent accountants. In addition, the Bank or any agent or representative thereof shall be permitted to conduct one field audit with respect to the collateral each year in the Bank's sole discretion, at the cost and expense of the Borrower. During the occurrence and continuance of a Default or Event of Default, the Bank shall be permitted to conduct an unlimited number of such audits at the cost and expense of the Borrower. At all other times, the Bank shall be permitted to conduct such additional audits as the Bank may request at the cost and expense of the Bank. Notwithstanding the foregoing, provided that no Default or Event of Default has occurred and is continuing, the Borrower's obligations to incur the cost of such field audits shall be limited to $5,200 per audit. This limit shall be inapplicable during the occurrence and continuance of Default or an Event of Default.

          SECTION 8.8.  REPORTING REQUIREMENTS.

          Furnish directly to the Bank:

          (a) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, audited consolidated financial statements of the Borrower and its Subsidiaries, which shall include consolidated balance sheets of the Borrower and its

Subsidiaries as of the end of such fiscal year, together with consolidated income statements and statements of cash flows of the Borrower and its Subsidiaries for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with GAAP and accompanied by an unqualified opinion thereon by Ernst & Young, LLP or such other firm of independent certified public accountants reasonably acceptable to the Bank, together with
(i) unaudited consolidating financial statements that relate to such financial statements prepared by or under the supervision of the chief financial officer of the Borrower, and (ii) the management letter, if any, prepared by such independent certified public accountants;

          (b) as soon as available and in any event within 50 days after the end of each of the first, second and third quarters of each fiscal year of the Borrower, unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries, which shall include unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of each such quarter, together with consolidated and consolidating income statements and statements of cash flows of the Borrower and its Subsidiaries for each such quarterly period and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared by or under the supervision of the Chief Financial Officer of the Borrower and the Guarantors in accordance with GAAP (subject to year-end adjustments and except for the absence of GAAP notes thereto);

          (c) simultaneously with the delivery of the financial reporting statements referred to in (a) and (b) above, a certificate of the Chief Financial Officer of the Borrower certifying that to the best of his knowledge
(i) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, with computations demonstrating compliance (or non-compliance, as the case may be) with the covenants contained in Article 10, and (ii) such financial statements have been prepared in accordance with GAAP;

          (d) simultaneously with the delivery of the annual financial statements referred to in Section 8.8(a), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

          (e) not later than the 10th day of each calendar month, a monthly Borrowing Base Certificate, together with a monthly accounts receivable aging (by account debtor); inventory designation schedule and a Formulation designation schedule, and, in addition, a report of all changes to the Borrower's insurance policies regarding foreign accounts receivable (including all additions to and deletions from the coverages thereunder) each as of the last day of the preceding calendar month and each certified by the Chief Financial Officer of the Borrower and each in form and substance reasonably satisfactory to the Bank;

          (f) promptly after the Borrower or any Guarantor becomes aware of the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Guarantor, including, without limitation, any such proceeding relating to any alleged violation of any Environmental Law;

          (g) as soon as possible after any Default or Event of Default has occurred, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

          (h) as soon as possible and in any event within five Banking Days after any Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of the Borrower, setting forth details respecting such event or condition and the action, if any, which the Borrower, the Guarantor or the ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower, any Guarantor or any ERISA Affiliate with respect to such event or condition):

          (i)  any Reportable Event;

          (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

          (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower, any Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

          (iv) receipt by the Borrower, any Guarantor or ERISA Affiliate of notice from a Multiemployer Plan of the complete or partial withdrawal by the Borrower, any Guarantor or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan imposing withdrawal liability (as of the date of such notification) exceeding $100,000 or requiring payments exceeding $100,000 per annum;

          (v) receipt by the Borrower, any Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA if the aggregate annual contributions of the Borrower, any Guarantor and all ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been increased over amounts contributed to such Multiemployer Plans for the plan year immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000; and

          (vi) the institution of a proceeding by a fiduciary or any Multiemployer Plan against the Borrower, any Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA for delinquent contributions in excess of $100,000 which proceeding is not dismissed within 30 days;

          (i) promptly after the furnishing thereof, copies of any reports or records filed with or furnished to any insurance carriers or governmental authorities relating to Hazardous Substances located on any real properties owned or occupied by the Borrower or any Guarantor;

          (j) promptly after the Borrower or any Guarantor knows of the commencement or threat thereof, notice of any Forfeiture Proceeding;

          (k) promptly after such judgment, decree or order is entered, notice of any judgment, decree or order entered against the Borrower or any of their Subsidiaries;

          (l) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders as such, and copies of all reports, registration statements and other filings which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, any state securities administrator or any national securities exchange;

          (m) promptly after the Borrower has knowledge thereof, notice of any event or series of events which could reasonably be expected to result in a Material Adverse Effect; and

          (n) such other information respecting the condition or operations, financial or otherwise of the Borrower or any of its Subsidiaries or ERISA Affiliates as the Bank may from time to time reasonably request.

          SECTION 8.9.  PAYMENT OF OBLIGATIONS.

          Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Indebtedness of the Borrower or its Subsidiaries and other material obligations of whatever nature (including any obligation for taxes or wages) other than those being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

          SECTION 8.10.  SUBSIDIARIES.

          Simultaneously with their creation, the Borrower shall cause all of its Subsidiaries to become Guarantors hereunder and, in connection therewith to execute and deliver to the Bank, Guaranties, Security Agreements, financing statements and any other requisite recording or filing documents or instruments.

          SECTION 8.11.  LOCK BOX AGREEMENT.

          Upon the occurrence of an Event of Default, upon request of the Bank, execute the Bank's form of Lock Box Agreement and notify each account debtor and customer of the Borrower and Guarantor to make payments directly to the p.o. box identified in the Lock Box Agreement. Nothing in this Section 8.11 shall be deemed to modify any rights or remedies of the Bank under this Agreement, or any other Loan Document or at law or otherwise possessed by the Bank in respect of any Event of Default.

                                     ARTICLE 9.
                                NEGATIVE COVENANTS.

          So long as the Notes or other Obligations (other than those Obligations that extend beyond the Final Maturity Date) shall remain unpaid or the Bank shall have any Revolving Credit Commitment hereunder, the Borrower shall not:

          SECTION 9.1.  INDEBTEDNESS.

          Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except for any of the following types of Indebtedness:

          (a) Indebtedness of the Borrower under this Agreement or the Notes or any future Indebtedness of the Borrower or any of its Subsidiaries to the Bank;

          (b) Indebtedness described in Schedule 9.1 but no extensions, modifications or renewals thereof;

          (c)  Subordinated Debt, with the prior written consent of the Bank;

          (d) Indebtedness of the Borrower to any Subsidiary that is a Guarantor or of any Subsidiary that is a Guarantor to the Borrower or another such Subsidiary;

          (e) provided that no Event of Default then exists or would result therefrom, Indebtedness of the Borrower, or any Guarantor, secured by purchase money Liens permitted by Section 9.2;

          (f) unsecured trade Indebtedness incurred in the ordinary course of business;

          (g) Capital Leases not to exceed $250,000, in the aggregate, at any time; and

          (h) other unsecured Indebtedness provided that the aggregate principal balance of such Indebtedness does not exceed $50,000 at any time.

          SECTION 9.2.  LIENS.

          Create, incur, assume or suffer to exist or permit any Subsidiary to create, incur or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except the following ("Permitted Liens"):

          (a) Liens in favor of the Bank securing the Obligations pursuant to the provisions hereof or and future Liens granted in favor of the Bank;

          (b) Liens existing on the date hereof and described on Schedule 9.2(b) hereto;

          (c) Liens for taxes or assessments or other governmental charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in conformity with GAAP;

          (d) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established;

          (e) Liens under workers' compensation unemployment insurance, social security or similar legislation (other than ERISA);

          (f) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

          (g) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower or its Subsidiaries of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

          (h) (i) purchase money Liens on any property heretofore or hereafter acquired or the assumption of any Lien on any property existing at the time of such acquisition, or (ii) a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided, that in the case of any of (i)-(ii) above, (i) the creation or occurrence of any such Lien shall not otherwise result in a Default or Event of Default with respect to any of the other provisions of this Agreement, (ii) the Indebtedness secured by such Lien shall not exceed 100% of the fair market value of the property encumbered by such Lien, and (iii) such Lien shall not encumber any property of the Borrower or any of its Subsidiaries other than the property so acquired.

          SECTION 9.3.  INVESTMENTS.

          Make or permit any Subsidiary to make any loan or advance to any Person or purchase or otherwise acquire or permit any Subsidiary to purchase or otherwise acquire, any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in any Person (other than Permitted Investments) except that the Borrower may make loans or advances to or otherwise invest in any Guarantor and that the Borrower may continue to maintain the loans to certain of its officers described on
Schedule 9.3 hereto provided that such loans may not be increased. Notwithstanding the foregoing, the Borrower or any Subsidiary of the Borrower may acquire capital stock or other securities of any other Persons or make additional loan to officers or employees provided that the aggregate value of all such investments and additional loans shall not exceed $50,000, in the aggregate, at any one time.

          SECTION 9.4.  SALE OF ASSETS.

          Sell, lease, assign, transfer or otherwise dispose of or permit any Subsidiary to sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets except for: (a) assets disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; or (c) sales of assets having a book value of, or an aggregate sales price of, not more than $100,000, in the aggregate, during the term hereof. In no event shall any of the Borrower or any Guarantor dispose of any capital stock of any Subsidiary.

          SECTION 9.5.  TRANSACTIONS WITH AFFILIATES.

          Enter into or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except (unless elsewhere restricted hereunder) for transactions between the Borrower and any Subsidiary or any Subsidiary with any other Subsidiary, in the ordinary course of and pursuant to the reasonable requirements of the relevant Person's business and upon fair and reasonable terms no less favorable to the relevant Person than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

          SECTION 9.6.  MERGERS, ETC.

          Merge or consolidate with, or sell, assign, lease or otherwise dispose of or permit any Subsidiary to merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire, all or substantially all of the assets or the business of any Person except that any Subsidiary may be merged into the Borrower.

          SECTION 9.7.   ACQUISITIONS.

          Make an Acquisition, or permit any Subsidiary to make an Acquisition except to the extent permitted under Section 9.3 hereof.

          SECTION 9.8.  NO ACTIVITIES LEADING TO FORFEITURE.

          Engage or permit any Subsidiary to engage in the conduct of any business or activity which would be reasonably likely to result in a Forfeiture Proceeding.

          SECTION 9.9. CORPORATE DOCUMENTS; FISCAL YEAR; TAX STATUS; ACCOUNTING PRACTICES.

          Amend, modify or supplement or permit any Subsidiary to amend, modify or supplement its certificate or articles of incorporation or by-laws in any way which would adversely affect the interest of the Bank or change, or permit any Subsidiary to change, its fiscal year or tax status or its accounting treatments and reporting practices, except, with respect to accounting treatments or reporting practices, as required or permitted by changes in generally accepted accounting principles.

          SECTION 9.10.  HAZARDOUS SUBSTANCES; USE OF REAL PROPERTY.

          Use, or permit the use of, or permit any Subsidiary to use or permit the use of any of its real properties for conducting any manufacturing, industrial, commercial or retail business which involves in any way the introduction, manufacture, generation, processing or storage of any Hazardous Substance in violation, in any material respect, of any applicable Environmental Law.

          SECTION 9.11.  CHANGE IN BUSINESS.

          Materially alter, or permit any Subsidiary to materially alter, the nature of its business.

          SECTION 9.12.  CHANGE OF LOCATIONS.

          Transfer or permit any Subsidiary to transfer its executive office or change its corporate name or maintain records (including computer printouts and programs) with respect to accounts receivable or Formulations or keep or permit any Subsidiary to keep inventory or any other personal property at locations other than those at which the same are presently kept or maintained, except in each case upon 30 days prior written notice to the Bank and provided that prior to any such change, the Borrower and its Subsidiaries, at the request of the Bank, shall take all actions (including, without limitation, the filing of any Uniform Commercial Code Financing Statements or amendments thereto) which the Bank may deem necessary or desirable to perfect or otherwise protect the Liens and security interests granted under the Security Agreements or to obtain the benefits hereunder or thereunder.

          SECTION 9.13.  SALES OF RECEIVABLES; SALE-LEASEBACKS.

          Sell, discount or otherwise dispose of or permit any Subsidiary to sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to such entity, with or without recourse, except for purposes of collection in the ordinary course of business; or sell or permit any Subsidiary to sell any asset pursuant from an arrangement to thereafter lease such asset from the purchaser thereof.

          SECTION 9.14.  DIVIDENDS, ETC.

          Pay or permit any Subsidiary to pay, any cash dividends, make any capital distribution in cash or other property (other than stock dividends) or purchase or redeem any of its stock or other securities, or retire any of its stock, or take any action which would have an effect equivalent to any of the foregoing except that (a) any Subsidiary may pay dividends to its parent corporation provided that the parent corporation is the Borrower or a Guarantor and (b) the Borrower may purchase those warrants to purchase 100,000 shares of common stock held by North Fork Bank for an aggregate purchase price not to exceed $30,000.

          SECTION 9.15.  NON-U.S. ASSETS

          Permit more than 10% of the Consolidated Total Assets of the Borrower and its Subsidiaries to be owned by Subsidiaries organized under the laws of jurisdictions outside of the United States of America.


                                    ARTICLE 10.
                                FINANCIAL COVENANTS.

          So long as the Notes or other Obligations shall remain unpaid, or the Bank shall have any Revolving Credit Commitment under this Agreement, the Borrower and its subsidiaries shall:

          SECTION 10.1  CONSOLIDATED FUNDED DEBT TO CONSOLIDATED EBITDA.

          Maintain at all times from December 31, 1997 and thereafter a ratio of Consolidated Funded Debt to Consolidated EBITDA of not more than 2.90:1.00.

          SECTION 10.2 CONSOLIDATED TANGIBLE NET WORTH PLUS CONSOLIDATED SUBORDINATED DEBT.

          Maintain at all times for the periods set forth below a minimum sum of Consolidated Tangible Net Worth plus Consolidated Subordinated Debt of not less than the amounts set forth opposite such periods:

     Period                                  Amount
     ------                                  ------

     Closing Date - 12/30/97                 $3,900,000
     12/31/97 - 12/30/98                     $4,400,000
     12/31/98 - 12/30/99                     Actual TNW as of 12/31/97 plus
                                             $650,000
     12/31/99 - 12/30/2000                   Actual TNW as of 12/31/98 plus
                                             $800,000

and for each subsequent fiscal period commencing December 31 through and including December 30 of the following year, the sum of the prior year's actual Consolidated Tangible Net Worth plus $1,000,000. This covenant shall be reset to a level reasonably satisfactory to the Bank within 30 days of any future subordinated debt issuance or equity offering by the Borrower or any of its Subsidiaries.

          SECTION 10.3.  CONSOLIDATED DEBT SERVICE COVERAGE RATIO.

          Maintain at all times from December 31, 1997 and thereafter a Consolidated Debt Service Coverage Ratio, calculated on a rolling four quarters basis, of not less than 1.25:1.00.

          SECTION 10.4.  NO LOSSES.

          Not suffer a net loss, on a consolidated basis (including, for purposes of this calculation, extraordinary losses and extraordinary gains) in any fiscal year.

          SECTION 10.5.  CAPITAL EXPENDITURES.

          Not make, on a consolidated basis, Capital Expenditures in excess of $500,000 in any fiscal year.

                                    ARTICLE 11.
                                 EVENTS OF DEFAULT.

          SECTION 11.1.  EVENTS OF DEFAULT.

          Any of the following events shall be an "Event of Default":

          (a) The Borrower shall (A) fail to pay the principal of or interest on any Note as and when due and payable; (B) fail to pay any fee due hereunder as and when due and payable provided that such failure shall continue unremedied for a period of five (5) Banking Days; (C) fail to pay any other amount due hereunder as and when the same shall be due and payable, provided that such failure shall continue unremedied for a period of five (5) Banking Days after written notice or (D) fail to make any required prepayment as and when due and payable in accordance with the terms of this Agreement;

          (b) Any representation or warranty made or deemed made by the Borrower or by any Guarantor in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished to the Bank at any time pursuant to any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

          (c) The Borrower shall fail (i) to perform or observe any term, covenant or agreement contained in Section 2.3, Section 2.7(e), Section 3.5,
Section 4.2(b) or in Articles 5, 9 or 10 or Sections 8.7, 8.8 or 8.11 hereof; or
(ii) fail to perform any other term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to in Section 11.1(a)) in any Facility Document and, in the case of this clause (ii) only such failure shall continue for five (5) consecutive Banking Days after written notice;

          (d) The Borrower or any of its Subsidiaries shall: (i) fail to make when due any payments with respect to any Indebtedness, including but not limited to indebtedness for borrowed money (other than the payment obligations described in Section 11.1(a) above), of the Borrower or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or, if such Indebtedness has no stated due date, before an action for collection is commenced; or (ii) fail to perform or observe any material term, covenant or condition on its part to be performed or observed under any material agreement or instrument relating to any Indebtedness when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such Indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such Indebtedness; or (iii) any Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided, that it shall not constitute an Event of Default pursuant to clause (i) or (iii) of this Section 11.1(d) unless the aggregate amount of all Indebtedness referred to in clauses (i) and (iii) exceeds $100,000 at any one time;

          (e) The Borrower or any of its Subsidiaries (i) shall generally not, or be unable to, or shall admit in writing its or their inability to, pay its or their debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any court or otherwise for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall, as debtor, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it or them, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 60 days or more; or (v) by any act or omission shall indicate its or their consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more; or
(vii) shall cease to be Solvent;

          (f) One or more judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate in respect of uninsured or unbonded claims shall be rendered against the Borrower or any of its Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

          (g) An event or condition specified in Section 8.8(h) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower, any Guarantor or any ERISA Affiliate shall incur or in the opinion of the Bank shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which constitutes, in the determination of the Bank, a Material Adverse Effect;

          (h) Any Forfeiture Proceeding shall have been commenced with respect to the Borrower or any Subsidiary;

          (i) Any of the Security Agreements shall at any time after its execution and delivery and for any reason, cease to create a valid and perfected first priority security interest in and to property purported to be subject to such agreement; or to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Guarantors, or any of them, or the Borrower or any of the Guarantors shall deny that it has any further liability or obligation under a Security Agreement to which it is a party, or the Borrower or any Guarantor shall fail to perform any of its material obligations under any Security Agreement;

          (j) an event or condition shall occur which results in a Material Adverse Effect; or

          (k)  a Change in Control shall occur.


          SECTION 11.2.  REMEDIES.

          Upon the occurrence and during the continuance of any Event of Default hereunder, the Bank may, by notice to the Borrower, (i) declare the Revolving Credit Commitment to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the outstanding principal of the Notes, all interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in Section 10.1(e) or Section 10.1(h) above, the Revolving Credit Commitment shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement or the Notes shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. Furthermore, if an Event of Default has occurred and the Bank has exercised the remedies set forth in (i) and (ii) above, interest and fees payable hereunder in connection with the Loans shall automatically be increased to the Default Rate.


                                    ARTICLE 12.
                                   MISCELLANEOUS.

          SECTION 12.1.  AMENDMENTS AND WAIVERS.

          Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Bank and any provision of this Agreement may be waived by the Bank only by an instrument signed by Bank (if such provision requires performance by the Borrower, including, but not limited to, any Event of Default. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 12.2.  USURY.

          Anything herein to the contrary notwithstanding, the Obligations shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank. If any of the above-referenced payments of interest, together with any other charges or fees deemed in the nature of interest, exceed the maximum legal rate, then the Bank shall have the right to make such adjustments as are necessary to reduce any such aggregate interest rate (based on the foregoing aggregate amount) to the maximum legal rate, and if the Bank ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Borrower. The Borrower waives any right to prior notice of such adjustment and further agree that any such adjustment may be made by the Bank subsequent to notification from the Borrower that such aggregate interest charged exceeds the maximum legal rate.

          SECTION 12.3.  EXPENSES.

          The Borrower shall reimburse the Bank on demand for all reasonable costs, expenses and charges (including, without limitation, reasonable fees and charges of the Bank's special counsel, Rivkin, Radler & Kremer (up to a cap of $25,000 plus disbursements), incurred in connection with or relation to the documentation, negotiation and closing of the transactions contemplated hereby) incurred by the Bank in connection with the preparation, review, execution and delivery of this Agreement and the Facility Documents. Without limiting the generality of the foregoing, the Borrower shall pay all recording fees and charges and recording taxes incurred by the Bank hereunder or in connection herewith. In addition, the Borrower shall reimburse the Bank for all of its reasonable costs and expenses (including, without limitation, reasonable fees and charges of counsel to the Bank) in connection with the perfection, protection, enforcement or preservation of any rights under this Agreement, the Notes or the other Facility Documents. The Borrower agrees to indemnify the Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrower of the proceeds of the Loans, or to the failure of the Borrower or any Guarantor to perform or observe any of the terms, covenants or conditions on its part to be performed or observed under this Agreement or under any of the Facility Documents including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, willful misconduct or bad faith of the Person to be indemnified).

          SECTION 12.4. SURVIVAL.

          The obligations of the Borrower under Section 2.3, Section 3.5(h),
Article 4 and Section 12.3 shall survive the repayment of the Loans and the Final Maturity Date for a period corresponding to the maximum applicable statute of limitations in effect in the State of New York from time to time.

          SECTION 12.5.  ASSIGNMENT: PARTICIPATION.

          This Agreement shall be binding upon, and shall inure to the benefit of the Borrower and the Guarantors, the Bank and their respective successors and assigns, except that neither the Borrower nor any Guarantor may not assign or transfer its rights or obligations hereunder. The Bank may assign, or sell participations in, all or any part of any Loan to another bank or other entity, in which event (a) in the case of an assignment, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations (including, without limitation, a ratable assumption of the Bank's Commitment) as the Bank hereunder and shall to the extent of such assignment be a "Bank" hereunder; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Borrower under Articles 2 and 3 shall be determined as if the Bank had not sold such participation. Notwithstanding the foregoing, prior to assigning all or any part of the Loans, the Bank shall obtain the written consent of the Borrower, which consent will not be unreasonably withheld. The Bank may furnish any information concerning the Borrower and the Guarantors in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants) provided that such information is provided on a confidential basis pursuant to the terms of an appropriate confidentiality agreement. There shall be no limit on the number of assignments or participants that may be granted by the Bank.

          SECTION 12.6.  NOTICES.

          Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given by certified or registered mail, by recognized overnight delivery services or by telecopier to any party at its address on the signature page of this Agreement. Notices shall be effective: (a) if given by registered or certified mail, 72 hours after deposit in the mails with postage prepaid, addressed as aforesaid; or (b) if given by recognized overnight delivery service, on the Banking Day following deposit with such service addressed as aforesaid; or (c) if given by telecopy, when the telecopy is transmitted to the telecopy number as aforesaid and confirmed with a confirmation receipt; provided that all notices to the Bank shall be effective on receipt.

          SECTION 12.7.  SETOFF.

          The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option without any prior notice to the Borrower (any such notice being expressly waived by the Borrower to the extent permitted by applicable law), upon the occurrence and continuance of a Default or Event of Default hereunder, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any offices of the Bank or any of its Affiliates, in Dollars or in any other currency, against any amount payable by the Borrower to the Bank under this Agreement or the Notes which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower thereof; provided that the Bank's failure to give such notice shall not affect the validity thereof. Payments by the Borrower hereunder shall be made without setoff or counterclaim.

          SECTION 12.8.  JURISDICTION; IMMUNITIES; WAIVER OF JURY TRIAL, ETC.

          (A) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK, NASSAU OR SUFFOLK COUNTIES OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTE, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING (BY CERTIFIED OR REGISTERED MAIL) OF COPIES OF SUCH PROCESS TO THE BORROWER AT THE ADDRESS SPECIFIED IN SECTION 12.6. THE BORROWER AGREES THAT A FINAL JUDGMENT (INCLUDING ANY APPLICABLE APPEALS) IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER

FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE BANK SHALL BE BROUGHT ONLY IN NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK, NASSAU OR SUFFOLK COUNTY. EACH PARTY HERETO WAIVES ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH RESPECT TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS.

          (B) NOTHING IN THIS SECTION 12.8 SHALL AFFECT THE RIGHT OF THE BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

          (C) TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE NOTE.

          SECTION 12.9.  TABLE OF CONTENTS: HEADINGS.

          Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

          SECTION 12.10.  SEVERABILITY.

          The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

          SECTION 12.11.  COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

          SECTION 12.12.  INTEGRATION.

          The Facility Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

          SECTION 12.13.  GOVERNING LAW.

          This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York.

          SECTION 12.14.  FURTHER RIGHTS OF THE BANK.

          (a) The Borrower shall do all things and shall deliver all instruments reasonably requested by the Bank to protect or perfect any Lien given hereunder or in connection herewith including, without limitation, financing statements under the Uniform Commercial Code. The Borrower authorizes the Bank to execute alone any financing statement or other documents or instruments that the Bank may require to perfect, protect or establish any Lien hereunder or in connection herewith and further authorizes the Bank to sign their names on the same. The Borrower appoints such person or persons as the Bank may designate as its attorney-in-fact to, upon the exercise by the Bank of its remedies set forth in Section 11.2 hereof, endorse the name of the Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of the Bank, to sign the name of the Borrower on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules and, generally, to do all things necessary to carry out this Agreement and the Facility Documents. Upon the exercise by the Bank of its remedies set forth in Section 11.2 hereof, such attorney-in-fact may notify the Post Office authorities to change the address of delivery of mail to an address designated by the Bank, and open and dispose of mail addressed to the Borrower. The powers granted herein, being coupled with an interest, are irrevocable, and the Borrower approves and ratifies all acts of the attorney-in-fact. Neither the Bank nor the attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not willful misconduct or grossly negligent.

          (b) In the event that the Borrower shall fail to purchase or maintain insurance (where applicable) or that any Lien prohibited hereby shall not be paid in full or discharged, or after the occurrence and during the continuance of an Event of Default, to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder, or in the event that the Borrower shall fail to perform or comply with any other covenant, promise or obligation to the Bank hereunder or under any Facility Document, the Bank may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of the Borrower, and all monies so paid by the Bank, including reasonable attorneys' fees, shall be treated as an advance to the Borrower.

          (c) For all purposes contained in this Section 12.14, the obligations referenced herein shall be deemed obligations of and applicable to the Borrower and each of the Guarantors, and the Borrower shall cause each of the Guarantors to comply with or perform all such obligations.

          SECTION 12.15.  TREATMENT OF CERTAIN INFORMATION.

          The Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by the Bank or by one or more of its Subsidiaries or Affiliates and (b) acknowledges that information delivered to the Bank by such entity may be provided to each such Affiliate. Notwithstanding the foregoing, the Bank agrees to maintain all non-public information which is furnished to it hereunder or under or in connection with any Facility Document in confidence and not to disclose any such information to third parties (except as provided in the preceding sentence); provided, however, that the Bank and its Subsidiaries or Affiliates referred to above may disclose such information (i) to their legal counsel, auditors, appraisers or consultants in connection with the transactions contemplated hereby (provided that such persons are advised of the confidential nature of such information and of the Bank's confidentiality obligations hereunder), (ii) to any regulatory authority having jurisdiction over them, (iii) to prospective participants or assignees of the Loans or Revolving Credit Commitment (provided that such prospective participants or assignees execute a confidentiality agreement with terms substantially similar to the terms hereof), (iv) as required by law or (v) in response to routine credit inquiries.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              TECHNOLOGY FLAVORS & FRAGRANCES, INC.


                              By:___________________________
                                 Name:  Philip Rosner
                                 Title: President and Chief Executive Officer


                              By:___________________________
                                 Name:
                                 Title:

                              Address for Notices:

                              TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                              10 Edison Street East
                              Amityville, New York  11701
                              Attn:  Joseph A. Gemmo
                              Telephone No.: (516) 842-7600
                              Telefax No.: (516) 842-8332

BANK:

                              THE CHASE MANHATTAN BANK


                              By:___________________________
                                 Name:  Scott Creaven
                                 Title:  Vice President

                              Lending Office and Address for Notices:

                              The Chase Manhattan Bank
                              395 North Service Road, 3rd Floor
                              Melville, New York  11747
                              Attn:  Technology Flavors & Fragrances, Inc.
                                     Relationship Manager
                              Telephone No.: (516) 755-5117
                              Telefax No.: (516) 755-0139

FOR THE PURPOSES OF THE REPRESENTATIONS SET FORTH IN ARTICLE 7.

                              TECHNOLOGY FLAVORS & FRAGRANCES INC.
                              (Canadian Subsidiary)


                              By:_______________________________
                                 Name:  Philip Rosner
                                 Title:  President and Chief Executive Officer


                              TECHNOLOGY FLAVORS & FRAGRANCES INC.
                              (Canadian Subsidiary)
                              10 Edison Street East
                              Amityville, New York  11701
                              Attn:  Joseph A. Gemmo
                              Telephone No.: (516) 842-7600
                              Telefax No.: (516) 842-8332


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